Exhibit 99.1

February 28, 2014

John H. Lewis

Osmium Partners, LLC

300 Drakes Landing Road, Suite 172

Greenbrae, California 94904

Dear Mr. Lewis:

Spark Networks, Inc. was deeply disappointed to receive Osmium Partners, LLC’s letter dated February 21, 2014 (together, with its exhibits, the “February 21 letter”), in which you and Osmium purport to nominate four nominees for election as directors at the 2014 Annual Meeting and to propose three stockholder proposals to be brought before the 2014 Annual Meeting. Not only were those actions directly contrary to the agreement in principle we reached regarding your appointment to our board of directors, but, as you are keenly aware, your February 21, 2014 letter is replete with mischaracterizations and inaccuracies.

The board and management are, and always have been, focused on delivering value to the company’s stockholders. We have been, and will continue to be, willing to consider the views of stockholders in our pursuit of that goal. Consistent with that core principle, the company has engaged in good faith discussions with you for several months about board representation. Prior to sending your February 21 letter, you had not previously made any specific requests beyond board representation, a request the company willingly agreed to explore and then agreed to.

Contrary to your February 21 letter, our discussions regarding board representation began when you first raised the subject on a November 22, 2013 call that you requested, well in advance of both the December 5, 2013 date put forth by you in your February 21 letter and in Osmium’s Schedule 13D filings, and of the resignation of the two directors affiliated with Great Hill Partners. As a result of those discussions and the process that followed, we informed you on February 14 that you would be appointed to the board at the beginning of March 2014, subject to finalizing the details of the arrangement. The mischaracterizations and omissions in your February 21 letter continue a pattern on your part of not acting in good faith, which first began on that November 22, 2013 call. You specifically requested that you and I be the only participants on the call, yet unbeknownst to me, you invited your counsel to join as well. The tone of the conversation quickly turned adversarial and you and he proceeded to make a number of threats and demanded board representation. You initially demanded two board seats, because Great Hill Partners, our former 45% stockholder, had two representatives on the board. However, during that conversation you quickly changed your demand to be the one you articulated in your Schedule 13D filed on December 6, 2013—i.e., just your individual appointment to the board. When I told you I would submit your individual candidacy to the nominating committee of the board you agreed and never reiterated any demand for broader representation until we received your February 21 letter. Despite that rocky start, the company continued to engage with you in good faith, with the result being what we understood to be an agreement regarding your appointment to the board. Your February 21 letter makes no mention of this agreement in principle, the November 22 conference call or any of the numerous other phone calls, emails and other communications between you, company management (including me), the chair of the board’s nominating committee and the company’s advisors on this subject.

As we advised you, the company was already engaged in a process of identifying director candidates prior to November 22. You were informed that the nominating committee considered your appointment and the appointment of other prospective candidates to be a single process. Your February 21 letter states that you and your advisors “told the Company that the delay in appointing [you] to the Board was unacceptable.” Outside of your initial demand to be added to the board “immediately,” at no time during the nomination process did you express concern about the timing other than your specific request that we advise you by the end of the second week in February if we determined not to appoint you as a director. That fact aside, we find your claim even more curious because you were the one that delayed the process, not only for yourself, but for the other nominees as well. Each candidate was requested to complete questionnaires and provide other information customary for the consideration of a candidate to serve as a public company director. Notwithstanding your assertions regarding the timeliness of our actions and your commitment to moving quickly, your materials were the last of the three to be returned and the only materials that did not fully comply with our request. However, in spite of your delays, we continued to move forward in good faith and were able to extend our invitation for you to join the board within your requested timeframe. Despite the company agreeing to the only specific request made by you, and doing so in a timely manner, Osmium Partners now proposes an entire slate of directors.

Your proposal to assume control of the full board not only caught us by surprise considering our ongoing dialogue, but it also runs afoul of general principles of equity. If your slate were elected, it would give Osmium Partners and you absolute control of the company. We struggle to understand how you can justify your attempt to assume control considering Osmium Partner’s owns only 14% of the company’s stock. Additionally, you are not offering any control premium to the company’s other stockholders in exchange for this control, which is truly ironic considering your public statements in 2010 regarding Great Hill’s attempt to take the company private at a 5% premium. At that time, in your March 9, 2010 and August 2, 2010 letters to the board, you referred to Great Hill’s offer as “paltry” and said you intended to “pursue all avenues available to [you] to ensure that shareholder value is maximized and minority shareholder rights are protected.” We would consider a control premium of 0% paltry as well and are taking the positions expressed in this letter to protect the interests of our other stockholders. We are also offended by your assertion in your February 21 letter that Great Hill Partners “proposed to partner with the Company’s management to take the Company private at an extremely low share price of $3.10 per share” in 2010. You know full well that the Great Hill offer was unsolicited, that management was not a partner of Great Hill in that offer and that the special committee rejected Great Hill’s offer independent of your letter.

We also fail to understand your assertion that the board and management have failed to address your suggestions regarding the company. Despite being invited by the company to share your ideas for the betterment of the company and its prospects, both during this process (and following your request for such an opportunity to raise specific concerns or detailed suggestions you had) and previously, you have declined to do so. In fact, we scheduled a call with you specifically for this purpose, but on that call you refused to present your objectives for the company, stating that you did not have sufficient information to formulate the ideas you previously claimed to have. The company offered to make any and all information available to you to facilitate the formulation of your ideas, subject to a customary confidentiality agreement, but you declined. While you have, from time to time, offered some general observations and suggestions about investor relations and possible business collaborations, since 2010 you have made no specific or concrete suggestions about, or asked for any change in, the company or its strategy, other than suggesting that the company’s listing be moved from the NYSE MKT to NASDAQ (a move you admitted was based on your desire to margin your company shares, which you believed would be facilitated with what you expected would be increased liquidity in our shares if listed on NASDAQ).

Finally, in your February 21 letter, you state that Osmium Partners has interacted with the company on “almost every critical decision the [C]ompany has faced.” As indicated above, while management was willing to provide you access and has engaged in discussions with you on a regular basis since Osmium Partners became a stockholder, as it does with many of its stockholders and is willing to do with all of its stockholders, Osmium Partners has not been, and has not tried to be, involved in the company’s critical decisions. The one exception was in 2010 when Osmium expressed its opposition to Great Hill’s unsolicited offer for the company and its dissatisfaction with the company’s strategic review process at that time. Osmium’s lack of engagement after 2010 is further supported by the fact Osmium Partners determined that it was permitted to disclose its ownership of company stock on Schedule 13G rather than Schedule 13D from July 2011 to December 2013.

While we would still welcome your strategic thoughts, we are very excited about the company, its direction, its prospects and the two category-leading brands we have built. Our single-minded focus remains on building long-term sustainable value for all our stockholders.

The board of Spark Networks has been, and remains, open to discussions with company stockholders about suggestions that could enhance stockholder value, and remains open to working with stockholders who are committed to engaging productively to that end including, to the extent it shares that goal, Osmium Partners. The board’s willingness to work constructively with Osmium Partners is demonstrated by the fact that, despite your adversarial approach, the company had agreed to have you join the board. We are confident that our current board is highly experienced and qualified and is dedicated to serving the best interests of all company stockholders, and that a wholesale change of the board is unwarranted and would be detrimental to both the company and its stockholders. The company strongly believes it is not in the best interests of the company or its stockholders to turn control of the company over to a single stockholder holding less than 15% of the company’s stock; a stockholder who has failed to articulate any concrete suggestions for changes in strategy or offer the other stockholders a premium for assuming control. The current board is committed to doing what is in the best interests of the company and its stockholders and enhancing stockholder value, has the necessary expertise and experience to do so and intends to continue its efforts in that regard.

Sincerely,

/s/ Gregory R. Liberman
Gregory R. Liberman
Chairman, Chief Executive Officer and President

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